EXHIBIT 21.1

LIST OF SUBSIDIARIES

Corporate Stores	Type of Organization	Organized In	DBA

SP Broadway, LLC	Limited Liability Company	Colorado	Spicy Pickle # 3	Spicy Pickle Restaurant

SP Chicago LLC	Limited Liability Company	Colorado	n/a*

SP DU LLC	Limited Liability Company	Colorado	Spicy Pickle # 18	Spicy Pickle Restaurant

SP Federal Heights LLC	Limited Liability Company	Colorado	Spicy Pickle # 9	Spicy Pickle Restaurant

SP Greenwood LLC	Limited Liability Company	Colorado	Spicy Pickle # 17	Spicy Pickle Restaurant

SP Harmony LLC	Limited Liability Company	Colorado	Spicy Pickle #38	Spicy Pickle Restaurant

SP Promenade LLC	Limited Liability Company	Colorado	Spicy Pickle #48	Spicy Pickle Restaurant

Crumb Rustic Bakery LLC	Limited Liability Company	Colorado	n/a

Partial Ownership (Stores):

SP College Avenue LLC	Limited Liability Company	Colorado	Spicy Pickle #6	Spicy Pickle Restaurant

* SP Chicago was formerly doing business as Spicy Pickle #39